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FOR IMMEDIATE RELEASE

DERICA W. RICE NOMINATED TO THE WALT DISNEY COMPANY BOARD OF DIRECTORS

BURBANK, Calif., January 11, 2019 – The Walt Disney Company (NYSE: DIS) Board of Directors today announced that Derica W. Rice, Executive Vice President of CVS Health and President of CVS Caremark, has been nominated to stand for election as a director at the Company’s annual meeting on March 7, 2019.

“As a well-respected leader in a dynamic, consumer-facing industry, Mr. Rice will bring a wealth of expertise and experience to our Board,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We look forward to his insight and perspective as we continue to position the Company for long-term growth during this transformative era.”

“I am honored by the opportunity to join Disney’s Board, especially at such an important time for the Company,” Mr. Rice said. “Disney has long set the standard for world-class storytelling and innovation, and I look forward to working with Mr. Iger and the rest of the Board as the Company expands its portfolio and moves further into the direct-to-consumer space with new and compelling entertainment experiences.”

A total of nine nominees will stand for election as directors at this year’s annual meeting, including eight current board members and Mr. Rice. Pursuant to Disney Board policies that limit tenure to 15 years and set the retirement age at 74, three board members will be departing: John S. Chen, Aylwin B. Lewis and Fred H. Langhammer. “Over the past 15 years, John, Aylwin and Fred have played pivotal roles in our progress, each bringing his invaluable wisdom and candor to our Board,” said Mr. Iger. “I’m immensely grateful for their contributions and support during what has been an extended period of historic achievement at Disney, and I join the entire board in thanking them for their service.”

Mr. Rice has served as Executive Vice President of CVS Health and President of its pharmacy benefits management (PBM) business, CVS Caremark, since March 2018. In this role, he leads the PBM business, including sales and account management, operations, mail service pharmacy and specialty pharmacy. Mr. Rice also oversees PBM strategy, new business development and client relationship management and retention.

Prior to joining CVS Health, Mr. Rice served as Executive Vice President of Global Services and Chief Financial Officer for Eli Lilly and Company. During his 27-year career at Eli Lilly, Mr. Rice was instrumental in helping to drive the company’s innovation strategy and held numerous roles in finance and operations, including as Chief Financial Officer for Lilly Canada, General Manager of Lilly’s U.K. affiliate, Executive Director and Chief Financial Officer of European operations, and Vice President and Controller of Eli Lilly. He was also a member of the Board of Directors of Target Corp. from 2007 to January 2018.

Mr. Rice holds a master’s degree in business administration from Indiana University and a bachelor’s degree in electrical engineering from Kettering University.

About The Walt Disney Company

The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Studio Entertainment, Direct-to-Consumer and International; and Parks, Experiences and Consumer Products. Disney is a Dow 30 company and had annual revenues of $59.4 billion in its Fiscal Year 2018.

Media Contacts:

Zenia Mucha

zenia.mucha@disney.com

818-560-5300

David Jefferson

david.jefferson@disney.com

818-560-4832